Contacts:	Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Fiscal Fourth Quarter and Year-End Results;
Increases Total Risk-Based Capital to 11.46%

Vancouver, WA – May 4, 2009 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today reported a net loss of $720,000, or $0.07 per diluted share, for the fourth quarter ended March 31, 2009 compared to net income of $1.2 million, or $0.11 per diluted share, in the fourth quarter of fiscal 2008.

For fiscal year 2009, Riverview reported a net loss of $2.7 million, or $0.25 per diluted share, compared to earnings of $8.6 million, or $0.79 per diluted share, for fiscal 2008.  Fiscal 2009 results include a $16.2 million provision for loan losses, compared to a $2.9 million provision for loan losses in fiscal 2008.  Financial results for fiscal 2009 also include a $3.4 million non-cash other than temporary impairment (OTTI) charge on an investment security in the second fiscal quarter ended September 30, 2008.

“We are pleased that despite the tough current economic conditions we have been able to make steady progress in strengthening the Company.  Our fiscal 2009 operating results remained solid with pre-tax, pre-provision earnings increasing to $4.1 million for the quarter, compared to $3.4 million in the prior quarter and $3.6 million for the fourth quarter a year ago,” said Pat Sheaffer, Chairman and CEO.  “During the quarter, we further strengthened our already ‘well capitalized’ capital position and we were able to increase our core customer deposits.  We believe this reflects strongly on our core business model and our ability to continue to generate future profits.  However, we have not been immune to the current economic slowdown in our markets and as such, we increased our provision for loan losses to higher levels than normal.”

“Management constantly monitors and manages our liquidity position, considering, among other things our present and anticipated liquidity needs and available sources of liquidity,” stated Sheaffer.  “In addition to our solid customer base, we have available to us further sources of liquidity, including additional borrowings from the Federal Home Loan Bank and the Federal Reserve Bank, the sale of certain securities that we have classified as available for sale, borrowings at correspondent banks and wholesale markets, including brokered deposits.”

“We also continue to closely monitor our level of capital with the goal of increasing total capital,” said Sheaffer.  “We continue to maintain capital levels in excess of the ‘well-capitalized’ regulatory threshold.  At March 31, 2009, our total risk-based capital and Tier 1 leverage capital ratios increased to 11.46% and 9.50%, respectively, compared to 10.73% and 8.82% at December 31, 2008.  With our growing capital and current liquidity position, we are confident that Riverview remains well positioned to work through the challenges presented by this difficult economic period.”

Riverview’s actual and required minimum capital amounts and ratios are presented in the following table:

March 31, 2009	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk-Weighted Assets)	$94,654	11.46%	$66,080	8.00%	$82,599	10.00%
Tier 1 Capital
(To Risk-Weighted Assets)	84,300	10.21	33,040	4.00	49,560	6.00
Tier 1 Capital
(To Adjusted Tangible Assets)	84,300	9.50	35,502	4.00	44,377	5.00

Credit Quality

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

“The housing market remained weak in our primary service area during the fourth quarter, resulting in increased delinquencies and non-performing assets,” said Dave Dahlstrom, EVP and Chief Credit Officer.  “However, we continue to allocate a considerable amount of resources to monitor credit quality.”

Non-performing loans decreased slightly to $27.6 million, or 3.44% of total loans, at March 31, 2009, compared to $28.4 million, or 3.46% of total loans, three months earlier.  Total non-performing loans consist of thirty-four loans and twenty-nine lending relationships.  Land acquisition and development loans and speculative construction loans continue to be the primary driver in our non-performing loans, representing $18.7 million, or 68%, of the total non-performing loan balance at March 31, 2009.  The remaining balance includes seven commercial loans totaling $6.0 million, eight residential real estate loans totaling $1.3 million and two multi-family mortgage loans totaling $1.5 million. All of the loans are to borrowers located in Oregon and Washington, with the exception of one land acquisition and development loan totaling $1.4 million to a long-time Washington-based customer who has property located in Southern California.

Riverview had $14.2 million in other real estate owned (OREO) at March 31, 2009, compared to $3.0 million at December 31, 2008.  Included in OREO are thirty-two properties limited to sixteen lending relationships.  These properties consist primarily of eleven single-family homes totaling $2.4 million (all of which were former speculative construction properties), seventeen residential building lots totaling $1.9 million, three finished subdivision properties totaling $4.6 million, one land development property totaling $5.0 million and one multi-family property totaling $269,000.  All properties are located in Oregon and Washington.

The provision for loan losses was $5.0 million for the fourth quarter, compared to $1.2 million during the prior linked quarter and $1.8 million in the fourth quarter a year ago.  For fiscal 2009 the provision for loan losses totaled $16.2 million, compared to $2.9 million in fiscal 2008.  This elevated provision for loan losses reflects the continued deterioration of the local economy and the resulting impact on our construction and land development loan portfolios.  We anticipate that credit costs will remain elevated in 2009.

The allowance for loan losses, including unfunded loan commitments of $296,000, was $17.3 million, or 2.15% of total loans at March 31, 2009 compared to $16.5 million, or 2.01% of total loans at December 31, 2008 and $11.0 million, or 1.44% of total loans, at March 31, 2008.  Net loan charge-offs were $4.3 million for the quarter ended March 31, 2009, compared to $1.1 million for the previous linked quarter and $618,000 for the fiscal fourth quarter a year ago.  During the quarter, the Company recorded charge-offs of $3.3 million in land development and speculative construction loan balances.

Balance Sheet Review

Net loans increased 4% to $784 million at March 31, 2009, compared to $757 million a year ago.  At December 31, 2008 net loans were $805 million.  Commercial and commercial real estate loans account for 72% of the total loan portfolio and construction loans account for only 17% of the total loan portfolio at March 31, 2009.

The Company’s commercial real estate portfolio continues to perform extremely well.  As of March 31, 2009, there were no loans in this portfolio that were more than 30 days past due.  In addition, the Company has had no charge-offs in this portfolio in fiscal 2008 or 2009.

During the past year, Riverview has remained focused on reducing its level of residential construction loans.  Speculative construction loans represent $57.8 million of the residential construction portfolio at March 31, 2009 compared to $80.7 million a year ago, representing a decrease of 28.4% during the past year.

Total deposits were $670 million at March 31, 2009, compared to $690 million at December 31, 2008, and $667 million at March 31, 2008.  The decrease in total deposits in the fourth quarter was a result of the reduction in the Company’s portfolio of brokered deposits by $16.0 million.  As of March 31, 2009, the Company had $19.9 million in wholesale-brokered deposits, representing less than 3% of total deposits.  Non-interest checking balances represented 13% of total deposits and interest bearing checking balances represented 14% of total deposits.

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

“We continue to rely on our long standing customer base to grow core deposits,” said Sheaffer.  “Core deposits (comprised of checking, savings and money market accounts) increased $10.8 million during the quarter and currently accounts for 58.6% of total deposits, up from 55.3% at December 31, 2008.  Retail certificates of deposits totaled $257.8 million, or 38.5% of total deposits.”  In total, customer relationships comprised 97% of total deposits at March 31, 2009.

Shareholders’ Equity

Shareholders’ equity was $88.7 million at March 31, 2009, compared to $89.6 million in the prior linked quarter and $92.6 million a year ago.  Book value per share was $8.12 at March 31, 2009, compared to $8.21 at December 31, 2008 and $8.48 a year earlier and tangible book value per share was $5.69 at quarter-end, compared to $5.80 in the prior linked quarter and $6.06 a year earlier.  Tangible shareholder equity was 6.8% of its total assets at March 31, 2009, compared to 6.8% in the prior linked quarter and 7.5% a year earlier.

The preservation of capital remains a top priority for management.  As previously reported, the Board of Directors elected to suspend the dividend during the previous linked quarter.  During the quarter the holding company invested $3.8 million in the bank resulting in an increase of approximately 45 basis points to total risk-based capital.  The holding company has approximately $1.1 million of available cash, and the Company continues to analyze all capital management options, including evaluating the Bank’s balance sheet structure.

OTTI Charge during 2Q09

During the second quarter of fiscal 2009 Riverview recorded a $3.4 million non-cash OTTI charge on an investment security.  The investment is a trust preferred pooled security, which was issued by other bank holding companies.  It is classified as available for sale and has a par value of $5.0 million.  Although management believes it is possible that all principal and interest will be received, and Riverview has the ability and intention to continue to hold the security until there is a recovery in its value, general market concerns over these and similar types of securities, as well as a lowering of the investment rating for this specific security, caused the fair value to decline severely enough to warrant an OTTI charge. Consequently, management chose to recognize a $3.4 million OTTI charge. Management does not believe that the recognition of this impairment charge has any other implications for the company’s business fundamentals or its outlook.

On April 9, 2009, the Financial Accounting Standards Board issued revised guidance to several accounting standards related to the valuation, recognition and reporting of OTTI for certain securities such as the Bank’s trust preferred pooled security.  The Company adopted these new standards as of January 1, 2009, resulting in a cumulative effect adjustment of $1.6 million (net of tax) that increased the Company’s balances for both the retained earnings and accumulated other comprehensive loss components of shareholder’s equity.

Riverview does not have sub-prime residential real estate loans in its loan portfolio and does not believe that it has any direct exposure to sub-prime lending in its Mortgage Backed Securities portfolio.  Other than the trust preferred pooled security discussed above, Riverview does not have any other investment securities of concern.  Mortgage backed securities totaled $4.6 million, or 0.51% of total assets at March 31, 2009.  Riverview does not have any exposure to Government Sponsored Enterprise (GSE) securities in its investment portfolio.

Operating Results

Net interest income in the fourth quarter of fiscal 2009 was $8.3 million compared to $8.4 million for the three months ended December 31, 2008 and $8.6 million in the fourth quarter a year ago.  For fiscal 2009, net interest income was $33.7 million, compared to $35.0 million in fiscal 2008.

For the fourth quarter of fiscal 2009, the net interest margin was 3.98% compared to 3.95% in the preceding linked quarter and 4.41% in the fourth quarter a year ago.  “The increase in net interest margin over the preceding quarter was primarily due to the continued progress we have made to reduce our deposit and borrowing costs,” said Ron Wysaske, President and COO.  “We expect our margin to continue to improve as we benefit from reduced deposit and borrowing costs.  However, our net interest margin was negatively impacted by interest reversals on non-accrual loans.”  The reversal of interest on

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

loans placed on non-accrual status during the quarter accounted for an 8 basis point decrease in the quarterly net interest margin.

Non-interest income increased to $2.8 million for the quarter, compared to $2.2 million in the fourth fiscal quarter a year ago.  “The increase in fourth quarter non-interest income was largely due to a $401,000 increase in gain on loans held for sale, as well as the reversal of $489,000 for a contingent liability previously reserved for a property which was disposed of during the quarter,” said Wysaske.  “However, these increases were partially offset by a $138,000 decrease in mortgage broker fees, as well as a $101,000 decrease in asset management fees.”  Non-interest income, excluding the $3.4 million OTTI charge during 2Q09, was $8.9 million for fiscal 2009, the same as in fiscal 2008.

Non-interest expense improved to $7.0 million in the fourth quarter of fiscal 2009, compared to $7.2 million in the fourth quarter of fiscal 2008.  The decrease in salaries and employee benefits was partially offset by a $207,000 increase in FDIC insurance premiums as well as an increase in OREO related expenses.  For fiscal 2009, non-interest expense improved to $27.3 million, compared to $27.8 million for fiscal 2008. “We continue to focus on reducing controllable expenses and stabilizing our net interest margin,” said Wysaske.

Riverview’s efficiency ratio improved to 63.2% for the fourth quarter of fiscal 2009, compared to 66.5% for the fourth quarter of fiscal 2008.  For fiscal 2009, the efficiency ratio, excluding the 2Q09 OTTI charge, was 64.0% compared to 63.4% for fiscal 2008.  Despite our success in managing expenses, our efficiency ratio continues to remain under pressure as a result of lower net interest and non-interest income.

Conference Call

The management team of Riverview Bancorp will host a conference call on Tuesday, May 5, at 10:30 a.m. PDT, to discuss fiscal 2009 results.  The conference call can be accessed live by telephone at 480-629-9770.  To listen to the call online go to the “About Riverview” page of Riverview’s website at www.riverviewbank.com.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor.  With assets of $914 million, it is the parent company of the 86 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp.  There are 18 branches, including ten in Clark County, three in the Portland metropolitan area and four lending centers.  The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

Financial measures that exclude OTTI charges, taxes and loan loss provisions are non-GAAP measures. To provide investors with a broader understanding of earnings, the Company provided non-GAAP financial measures for total income, non-interest income and the efficiency ratio, along with the GAAP measure of net income (loss), non-interest income and the efficiency ratio, in an effort to isolate the Company’s core business operations and in particular because OTTI charges are not likely to occur in normal operations.  Management believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and competitor’s results and assist in forecasting performance for future periods because they exclude items we believe to be outside the normal operating results.

Statements concerning future performance, developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives.  These factors include but are not limited to:  RVSB’s ability to acquire shares according to internal repurchase guidelines, regional economic conditions and the company’s ability to efficiently manage expenses.  Additional factors that could cause actual results to differ materially are disclosed in Riverview Bancorp's recent filings with the SEC, including but not limited to Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

Consolidated Balance Sheets
	March 31,	December 31,	March 31,
(In thousands, except share data) (Unaudited)	2009	2008	2008
ASSETS

Cash (including interest-earning accounts of $6,405, $6,901 and	$ 19,199	$ 23,857	$ 36,439
$14,238)
Loans held for sale	1,332	834	-
Investment securities held to maturity, at amortized cost
(fair value of $552, $530 and none)	529	528	-
Investment securities available for sale, at fair value
(amortized cost of $11,244, $8,853 and $7,825)	8,490	8,981	7,487
Mortgage-backed securities held to maturity, at amortized
cost (fair value of $572, $633 and $892)	570	635	885
Mortgage-backed securities available for sale, at fair value
(amortized cost of $3,991, $4,306 and $5,331)	4,066	4,339	5,338
Loans receivable (net of allowance for loan losses of $16,974,
$16,236 and $10,687)	784,117	805,488	756,538
Real estate and other pers. property owned	14,171	2,967	494
Prepaid expenses and other assets	2,518	5,260	2,679
Accrued interest receivable	3,054	3,494	3,436
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350
Premises and equipment, net	19,514	19,906	21,026
Deferred income taxes, net	8,209	4,404	4,571
Mortgage servicing rights, net	468	282	302
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	425	457	556
Bank owned life insurance	14,749	14,614	14,176

TOTAL ASSETS	$ 914,333	$ 928,968	$ 886,849

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposit accounts	$ 670,066	$ 689,827	$ 667,000
Accrued expenses and other liabilities	7,064	6,906	8,654
Advance payments by borrowers for taxes and insurance	360	153	393
Federal Home Loan Bank advances	37,850	117,100	92,850
Federal Reserve Bank advances	85,000	-	-
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,649	2,659	2,686
Total liabilities	825,670	839,326	794,264

SHAREHOLDERS’ EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2009 – 10,923,773 issued and outstanding;	109	109	109
December 31, 2008 - 10,923,773 issued and outstanding;
March 31, 2008 – 10,913,773 issued and outstanding;
Additional paid-in capital	46,866	46,856	46,799
Retained earnings	44,322	43,499	46,871
Unearned shares issued to employee stock ownership trust	(902)	(928)	(976)
Accumulated other comprehensive income (loss)	(1,732)	106	(218)
Total shareholders’ equity	88,663	89,642	92,585

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 914,333	$ 928,968	$ 886,849

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations	Three Months Ended			Twelve Months Ended
	March 31,	December 31,	March 31,	March 31,
(In thousands, except share data) (Unaudited)	2009	2008	2008	2009	2008
INTEREST INCOME:
Interest and fees on loans receivable	$12,195	$12,939	$14,286	$51,883	$58,747
Interest on investment securities-taxable	100	130	85	407	488
Interest on investment securities-non taxable	32	36	31	137	142
Interest on mortgage-backed securities	44	51	69	211	323
Other interest and dividends	12	16	137	212	982
Total interest income	12,383	13,172	14,608	52,850	60,682

INTEREST EXPENSE:
Interest on deposits	3,431	3,942	4,580	15,279	22,143
Interest on borrowings	665	859	1,456	3,904	3,587
Total interest expense	4,096	4,801	6,036	19,183	25,730
Net interest income	8,287	8,371	8,572	33,667	34,952
Less provision for loan losses	5,000	1,200	1,800	16,150	2,900

Net interest income after provision for loan losses	3,287	7,171	6,772	17,517	32,052

NON-INTEREST INCOME:
Fees and service charges	1,136	1,104	1,268	4,669	5,346
Asset management fees	438	468	539	2,077	2,145
Gain on sale of loans held for sale	493	103	92	729	368
Impairment of investment security	-	-	-	(3,414)	-
Loan servicing income	6	38	16	105	126
Bank owned life insurance income	134	144	143	572	562
Other	552	45	156	792	335
Total non-interest income	2,759	1,902	2,214	5,530	8,882

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,468	3,988	4,128	15,080	16,249
Occupancy and depreciation	1,339	1,241	1,296	5,064	5,146
Data processing	219	215	186	841	786
Amortization of core deposit intangible	32	31	37	131	155
Advertising and marketing expense	117	174	185	727	1,054
FDIC insurance premium	359	130	152	760	210
State and local taxes	160	164	210	668	741
Telecommunications	115	113	114	466	406
Professional fees	380	280	215	1,110	826
Other	788	571	645	2,412	2,218
Total non-interest expense	6,977	6,907	7,168	27,259	27,791

INCOME (LOSS) BEFORE INCOME TAXES	(931)	2,166	1,818	(4,212)	13,143
PROVISION (CREDIT) FOR INCOME TAXES	(211)	691	656	(1,562)	4,499
NET INCOME (LOSS)	$(720)	$1,475	$1,162	$(2,650)	$8,644

Earnings (loss) per common share:
Basic	$(0.07)	$0.14	$0.11	$(0.25)	$0.79
Diluted	$(0.07)	$0.14	$0.11	$(0.25)	$0.79
Weighted average number of shares outstanding:
Basic	10,705,155	10,699,263	10,669,554	10,693,795	10,915,271
Diluted	10,705,155	10,699,263	10,714,453	10,693,795	11,006,673

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

(Dollars in thousands)	At or for the three months ended			At or for the year ended
	March 31, 2009	December 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008
AVERAGE BALANCES
Average interest–earning assets	$846,670	$841,638	$790,216	$827,740	$751,023
Average interest-bearing liabilities	741,882	730,974	689,064	720,713	643,265
Net average earning assets	104,788	110,664	101,152	107,027	107,758
Average loans	816,355	809,447	755,019	794,221	705,856
Average deposits	678,989	654,867	631,555	651,598	656,308
Average equity	91,691	90,477	94,764	92,872	96,930
Average tangible equity	65,336	64,153	68,291	66,509	70,388

ASSET QUALITY	March 31, 2009	December 31, 2008	March 31, 2008

Non-performing loans	27,570	28,426	7,677
Non-performing loans to total loans	3.44%	3.46%	1.00%
Real estate/repossessed assets owned	14,171	2,967	494
Non-performing assets	41,741	31,393	8,171
Non-performing assets to total assets	4.57%	3.38%	0.92%
Net loan charge-offs in the quarter	4,262	1,088	618
Net charge-offs in the quarter/average net loans	2.12%	0.53%	0.33%
Net loan charge-offs year to date	9,863	5,601	866
Net charge-offs/average net loans (annualized)	1.24%	0.94%	0.12%

Allowance for loan losses	16,974	16,236	10,687
Allowance for loan losses and unfunded loan
commitments	17,270	16,496	11,024
Average interest-earning assets to average
interest-bearing liabilities	114.85%	115.14%	116.75%
Allowance for loan losses to
non-performing loans	61.57%	57.12%	139.21%
Allowance for loan losses to total loans	2.12%	1.97%	1.39%
Allowance for loan losses and
unfunded loan commitments to total loans	2.15%	2.01%	1.44%
Shareholders’ equity to assets	9.70%	9.65%	10.44%

LOAN MIX	March 31, 2009	December 31, 2008	March 31, 2008
Commercial and construction
Commercial	$127,150	$133,616	$109,585
Commercial real estate mortgage	447,652	465,413	429,422
Real estate construction	139,476	133,637	148,631
Total commercial and construction	714,278	732,666	687,638
Consumer
Real estate one-to-four family	83,762	85,579	75,922
Other installment	3,051	3,479	3,665
Total consumer	86,813	89,058	79,587

Total loans	801,091	821,724	767,225

Less:
Allowance for loan losses	16,974	16,236	10,687
Loans receivable, net	$784,117	$805,488	$756,538

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOAN TYPES BASED ON LOAN PURPOSE

	Commercial	Commerical Real Estate Mortgage	Real Estate Mortgage	Commercial & Construction Total
March 31, 2009	(Dollars in thousands)
Commercial	$127,150	$-	$-	$127,150
Commercial construction	-	-	65,459	65,459
Office buildings	-	90,621	-	90,621
Warehouse/industrial	-	40,214	-	40,214
Retail/shopping centers/strip malls	-	81,233	-	81,233
Assisted living facilities	-	26,743	-	26,743
Single purpose facilities	-	88,574	-	88,574
Land	-	91,873	-	91,873
Multi-family	-	28,394	-	28,394
One-to-four family	-	-	74,017	74,017
Total	$127,150	$447,652	$139,476	$714,278

March 31, 2008
Commercial	$109,585	$-	$-	$109,585
Commercial construction	-	-	55,277	55,277
Office buildings	-	88,106	-	88,106
Warehouse/industrial	-	39,903	-	39,903
Retail/shopping centers/strip malls	-	70,510	-	70,510
Assisted living facilities	-	28,072	-	28,072
Single purpose facilities	-	65,756	-	65,756
Land	-	108,030	-	108,030
Multi-family	-	29,045	-	29,045
One-to-four family	-	-	93,354	93,354
Total	$109,585	$429,422	$148,631	$687,638

(Dollars in thousands)
DEPOSIT MIX		March 31, 2009	December 31, 2008	March 31, 2008

Interest checking		$96,629	$100,969	$102,489
Regular savings		28,753	26,014	27,401
Money market deposit accounts		178,479	169,261	189,309
Non-interest checking		88,528	85,320	82,121
Certificates of deposit		277,677	308,263	265,680
Total deposits		$670,066	$689,827	$667,000

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2009			(dollars in thousands)
Non-performing assets

Commercial	$50	$3,813	$2,155	$-	$-	$6,018
Commercial real estate	-	-	-	-	-	-
Land	-	-	4,300	115	1,400	5,815
Multi-family	1,341	-	160	-	-	1,501
Commercial construction	-	-	-	75	-	75
One-to-four family construction	425	11,428	740	239	-	12,832
Real estate one-to-four family	-	152	1,104	73	-	1,329
Consumer	-	-	-	-	-	-
Total non-performing loans	1,816	15,393	8,459	502	1,400	27,570

REO	422	2,267	6,321	5,161	-	14,171

Total non-performing assets	$2,238	$17,660	$14,780	$5,663	$1,400	$41,741

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2009			(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$6,659	$9,130	$66,776	$3,540	$5,768	$91,873
Spec Construction Loans	14,706	15,730	24,974	2,343	-	57,753

Total Land and Spec Construction	$21,365	$24,860	$91,750	$5,883	$5,768	$149,626

RVSB Fourth Quarter Fiscal 2009 Results
May 4, 2009

	At or for the three months ended			At or for the year ended
SELECTED OPERATING DATA	March 31, 2009	December 31, 2008	March 31, 2008	March 31, 2009	March 31, 2008
	(Dollars in thousands, except share data)
Efficiency ratio (4)	63.16%	67.23%	66.46%	69.54%	63.40%
Coverage ratio (6)	118.78%	121.20%	119.59%	123.51%	125.77%
Return on average assets (1)	-0.32%	0.64%	0.54%	-0.29%	1.04%
Return on average equity (1)	-3.18%	6.47%	4.92%	-2.85%	8.92%
Average rate earned on interest-earned assets	5.94%	6.22%	7.51%	6.39%	8.09%
Average rate paid on interest-bearing liabilities	2.24%	2.61%	3.55%	2.66%	4.00%
Spread (7)	3.70%	3.61%	3.96%	3.73%	4.09%
Net interest margin	3.98%	3.95%	4.41%	4.08%	4.66%

PER SHARE DATA
Basic earnings per share (2)	$(0.07)	$0.14	$0.11	$(0.25)	$0.79
Diluted earnings per share (3)	$(0.07)	$0.14	$0.11	$(0.25)	$0.79
Book value per share (5)	8.12	8.21	8.48	8.12	8.48
Tangible book value per share (5)	5.69	5.80	6.06	5.69	6.06
Market price per share:
High for the period	$4.35	$6.10	$12.84	$9.79	$16.28
Low for the period	1.60	2.25	9.93	1.60	9.93
Close for period end	3.87	2.25	9.98	3.87	9.98
Cash dividends declared per share	-	-	0.09	0.1350	0.42

Average number of shares outstanding:
Basic (2)	10,705,155	10,699,263	10,669,554	10,693,795	10,915,271
Diluted (3)	10,705,155	10,699,263	10,714,453	10,693,795	11,006,673

(1)	Amounts are annualized.
(2)	Amounts calculated exclude ESOP shares not committed to be released.
(3)	Amounts calculated exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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